Exhibit (d)25


                                 ALLEGIANT FUNDS
                THIRD AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This THIRD AMENDEMENT TO INVESTMENT ADVISORY AGREEMENT (the "Third Amendment") dated as of October 1, 2008, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

      WHEREAS, the parties have entered into an Advisory Agreement November 19, 1997 with respect to the Trust's Money Market, Treasury Money Market, Government Money Market, Tax Exempt Money Market, Pennsylvania Tax Exempt Money Market, Intermediate Tax Exempt Bond, Intermediate Bond, Bond, Large Cap Growth, Large Cap Value, Ohio Intermediate Tax Exempt Bond and Pennsylvania Intermediate Municipal Bond Funds ("Investment Advisory Agreement"); and

      WHEREAS, the Board of Trustees of the Trust have approved certain reductions in fees payable with respect to the Money Market, Treasury Money Market, Government Money Market, Ohio Intermediate Tax Exempt Bond, Pennsylvania Intermediate Municipal Bond, Intermediate Tax Exempt Bond, Intermediate Bond and Bond Funds;

      NOW, THEREFORE, it is agreed among the parties hereto as follows:

      1. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement, as heretofore amended, is amended and restated in its entirety to read as follows:

      "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 0.25% of the average daily net assets of the Money Market Fund; 0.25% of the average daily net assets of the Government Money Market Fund; 0.25% of the average daily net assets of the Treasury Money Market Fund; 0.35% of the average daily net assets of the Tax Exempt Money Market Fund; 0.20% of the average daily net assets of the Pennsylvania Tax Exempt Money Market Fund; 0.40% of the average daily net assets of the Ohio Intermediate Tax Exempt Bond Fund; 0.40% of the average daily net assets of the Pennsylvania Intermediate Municipal Bond Fund; 0.40% of the average daily net assets of the Intermediate Tax Exempt Bond Fund; 0.40% of the average daily net assets of the Intermediate Bond Fund; 0.45% of the average daily net assets of the Bond Fund; and 0.75% of the average daily net assets of each of the Large Cap Growth Fund and Large Cap Value Fund of $0 to less than $1 billion; 0.70% of the average daily net assets of each Fund of $1 billion to less than $1.5 billion; and 0.65% of the average daily net assets of each Fund of $1.5 billion and over."

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      4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

      5. MISCELLANEOUS. Except to the extent expressly amended by this Third Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this Third Amendment. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      ALLEGIANT FUNDS

                                      By:    /s/ Kathleen T. Barr
                                             ----------------------------
                                      Title: Chief Administrative Officer

                                      ALLEGIANT ASSET MANAGEMENT COMPANY

                                      By:    /s/ Joseph C. Penko
                                             ----------------------------
                                      Title: Managing Director